Exhibit 99.01

YAHOO! AND MUSICMATCH ANNOUNCE COMPLETION OF ACQUISITION

Musicmatch Becomes a Wholly-Owned Subsidiary of Yahoo!

SUNNYVALE & SAN DIEGO, Calif. – October 19, 2004 – Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, and Musicmatch Inc., a leading provider of personalized music software and services, today announced the completion of Yahoo!’s acquisition of Musicmatch.

Founded in 1997, Musicmatch pioneered complete digital music management technology. Its assets include Musicmatch Jukebox software, which allows consumers to play, burn, download, discover, and organize an entire music collection; the online Musicmatch Radio network; and the Musicmatch Music Store, an a la carte song download service, which offers access to more than 700,000 tracks. Most recently, the company introduced the Musicmatch On Demand streaming music subscription service, providing unlimited access to more than 700,000 songs.

The merger was completed on October 18, 2004. Musicmatch was acquired for a purchase price of approximately $160 million in cash.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide and is the No. 1 Internet brand globally. Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 World properties and is available in 13 languages.

About LAUNCH

LAUNCH (http://launch.yahoo.com), the music destination on Yahoo!, offers the most comprehensive music-related content, features and information available online. LAUNCH provides a wide selection of streaming audio, the Web’s largest collection of music videos, exclusive artist features and music news covering all genres of music to Yahoo! visitors. Additionally, LAUNCH offers a compelling radio experience with LAUNCHcast, which enables users to customize their own Internet radio station or listen to dozens of pre-programmed music channels in a variety of genres.

About Musicmatch

Musicmatch, Inc. is a leader in music software and services, helping people find, manage, enjoy and buy music that best matches their unique tastes. The company invented the digital jukebox concept in 1997 and since then has registered more than 60 million users of its best-selling Musicmatch® Jukebox. Musicmatch also has more than 225,000 subscribers to its popular music services, which include the Musicmatch® On Demand streaming music subscription service, the easiest way to create the perfect playlist; the Musicmatch® Music Store, the easiest way to discover and buy music; and Musicmatch Radio, featuring the world’s most popular Internet radio station. With more than 700,000 songs available in its ever-expanding catalog, Musicmatch gives music lovers the freedom to enjoy music on their terms. For additional information, visit www.Musicmatch.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s acquisition of Musicmatch, Inc.,, as well as Yahoo!’s strategic and operational plans (including without limitation as described in the quotations from management in this press release). Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.  The potential risks and uncertainties include, among others, the reaction of customers of Yahoo! and Musicmatch to the transaction; Yahoo!’s ability to successfully integrate Musicmatch’s operations and employees; Yahoo’s ability to successfully make additional investments, product innovations and implement other initiatives; the failure of digital and subscription music sales and music downloads to grow as predicted; and general economic conditions.  More information about potential factors that could affect Yahoo!’s business and financial results is included in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in Yahoo!’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at www.sec.gov.

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

For more information, please contact:

Yahoo! Media Relations

Charlene English, Yahoo! Inc., (310) 526 4340, cenglish@yahoo-inc.com

Yahoo! Investor Relations

Cathy Larocca, Yahoo! Inc., (408) 349 5188, cathy@yahoo-inc.com

Musicmatch Media Relations

Jason Klein, Musicmatch, Inc., (858) 485 4337, jklein@musicmatch.com